Exhibit 99.1

DREAMWORKS ANIMATION IMPLEMENTS NEW STRATEGIC PLAN

TO RESTRUCTURE FEATURE FILM BUSINESS

Glendale, CA – Jan 22, 2015 – DreamWorks Animation is implementing a new strategic plan to restructure its core feature animation business to ensure the consistent and profitable delivery of the high quality films that audiences have come to expect from the studio. Following a full review of the business, the company will focus its feature production from three films per year down to two, maximize its creative talent and resources, reduce costs, and drive profitability.

Under the leadership of newly appointed Co-Presidents of Feature Animation Bonnie Arnold and Mireille Soria, the studio’s core feature animation production will now focus on six specific movies for the next three years - one original film and one sequel each year - including Kung Fu Panda 3 (March 18, 2016), Trolls (Nov. 4, 2016), Boss Baby (Jan. 13, 2017), The Croods 2 (Dec. 22, 2017), Larrikins (Feb. 16, 2018) and How to Train Your Dragon 3 (June 29, 2018). Captain Underpants, which will be produced outside of the studio’s pipeline at a significantly lower cost, is scheduled for release in 2017. The company’s 2015 release, Home, will premiere domestically on March 27.

“The number one priority for DreamWorks Animation’s core film business is to deliver consistent creative and financial success,” said DreamWorks Animation Chief Executive Officer Jeffrey Katzenberg. “I am confident that this strategic plan will deliver great films, better box office results, and growing profitability across our complementary businesses.”

The overall reduction of DreamWorks Animation’s feature production output will result in a loss of approximately 500 jobs across all locations and all divisions of the studio. DreamWorks expects to incur a pre-tax charge of approximately $290 million in connection with the restructuring and related items. These costs are expected to be incurred primarily in the quarter ended December 31, 2014, with the remainder in 2015 and 2016. The plan will result in total cash payments of approximately $110 million incurred primarily in 2015. The restructuring plan is expected to be substantially complete by the end of 2015 and expected to result in annualized pre-tax cost savings of approximately $30 million in 2015, growing to roughly $60 million by 2017.

Conference Call Information

DreamWorks Animation will host a conference call to discuss today’s announcement at 1:45 p.m. (PT) / 4:45 p.m. (ET) on Thursday, Jan. 22, 2015. The call will be available via live webcast at www.dreamworksanimation.com. To join the conference call by phone, please dial (800) 230-1766 in the U.S. and (612) 332-0430 internationally and identify “DreamWorks Animation Restructures Core Feature Film Business” to the operator. A replay of the conference call will be available shortly after the call ends on Thursday, January 22, 2015. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 351097 as the conference ID number. Both the press release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation

DreamWorks Animation (Nasdaq: DWA) creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for five consecutive years. In 2013, DreamWorks Animation ranked #12 on the list. All of DreamWorks Animation’s feature films are produced in 3D. The Company has theatrically released a total of 30 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon, Puss In Boots, and The Croods.

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Contact:

Chip Sullivan

DreamWorks Animation Public Relations

(818) 695-4455

chip.sullivan@dreamworks.com

Additional Information

The Company is concurrently filing a Current Report on Form 8-K with the U.S. Securities and Exchange Commission describing the restructuring, as well as certain other charges that the Company expects to record during the quarter ended December 31, 2014. A copy of this Form 8-K filing is available on the Company’s website at www.dreamworksanimation.com.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans and expectations regarding its recently announced restructuring plan as well as its beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: the timing and success of implementation of the restructuring plan, audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.